UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐	Definitive Proxy Statement
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JPMORGAN CHASE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aaron Bertinetti
Head of ESG
Investor Relations

May 11, 2023

ISS
702 King Farm Boulevard, Suite 400
Rockville, MD 20850

RE: JPM - Comments on the ISS Report published on our 2023 Annual Meeting

We would like to commend ISS for updating their analysis and recommendation to shareholders to vote FOR “Proposal 2: Advisory Vote to Ratify Named Executive Officers’ Compensation” in response to our letter as filed here. We have also filed this letter with the SEC in order to make it widely available to our shareholders. For more information, our proxy statement can be found online here and our proxy supplemental presentation can be found here.

Executive Compensation

We appreciate the transparency with which ISS has revised its quantitative assessment in an update to its clients, and our shareholders, as follows:

“On May 8, 2023, the company filed supplemental materials indicating its view towards certain aspects of the pay program and pay data for peer companies. As a result of this, it was discovered the ISS quantitative pay-for-performance screen in the original analysis used incorrect pay data for one of the ISS-selected peer companies, which was caused by a technical error. Upon identification, the peer company's underlying pay data has been corrected. This data change results in a change in the overall quantitative pay-for-performance concern level in the analysis, which has changed from a "Medium" concern to a "Low" concern, thereby demonstrating a reasonable alignment between CEO pay and company performance”

We also appreciate that ISS has updated significant sections of their qualitative pay-for-performance analysis and conclusion to reflect our concerns that several key disclosures and factors had been omitted in the original analysis, which are now recognized as significant considerations in recommending shareholders vote FOR our Say on Pay proposal. ISS concludes:

“Most importantly, the discretionary nature of annual bonus award determinations and the lack of key disclosures has not contributed to a quantitative pay-for-performance misalignment for the year in review. This quantitative alignment between pay and performance is a significant mitigating factor. Apart from pre-tax income excluding loan-loss reserves, metrics highlighted were generally consistent year-over-year, and performance against two key financial metrics cited, ROTCE and pre-tax income excluding loan-loss reserves, was strong, notwithstanding a year-over-year decline in ROTCE. The LTI program also maintains several positive features. The large majority of CEO performance year pay is granted in equity awards, which provides direct alignment with shareholders, and the CEO's equity awards consist entirely of performance shares which vest based on clearly-disclosed multi-year goals, and include a relative ROTCE metric which targets outperformance. Lastly, the committee provided a firm and meaningful commitment to refrain from granting special awards to the CEO and NEO Pinto in the future.”

Independent Board Chair

Separately, we note that ISS has also updated their analysis for “Proposal 5: Require Independent Board Chair” to remove any concerns with regards to the Board’s performance and governance practices.

277 Park Avenue, New York, NY 10172
aaron.bertinetti@jpmchase.com

JPMorgan Chase & Co.

However, we disagree with ISS’ rationale and recommendation that shareholders should support this proposal because “the size and complexity of JPMorgan suggests that it is difficult for any one person to run both the company and the board.” Given Mr. Dimon has served in both roles since 2006, this statement is contrary to the facts.

Since Mr. Dimon became Chairman and CEO, the Firm has delivered ROTCE that has consistently and substantially outperformed that of our PSU performance group by more than 400bps on average. An investment made in JPM 10 years ago would have significantly outperformed that of the KBW Bank and S&P Financials indices by 89 and 151 percentage points, respectively. In short, the Firm has outperformed most of its peers on ROTCE and TSR under the leadership structure of our Chair and Lead Independent Director, including companies with independent chairs (Proxy pp44, 51, 90, and Supplement pp9, 11).

We believe that over the last two decades that JPM’s long-term financial performance has proven the merits to shareholders of an alternative leadership structure. Further, as made plain in recent months with the change in economic headwinds, geopolitical risks, and instability in the banking sector, Mr. Dimon continues to demonstrate that he is a truly unique individual that any Board and the shareholders they represent would be very fortunate to have as a Chairman. Moreover, the proposal put forth by the proponent and currently supported by ISS would prevent the current CEO from serving as Chair upon his retirement and, therefore, would put restrictions on the Board’s succession planning process and its ability to determine a leadership transition that best serves the Firm and its shareholders.

We again commend ISS for correcting and updating their report to recommend shareholders vote FOR “Proposal 2: Advisory Vote to Ratify Named Executive Officers’ Compensation.”

Yours sincerely,
Aaron Bertinetti
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